Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of ToughBuilt Industries, Inc. on Form S-3 (File No. 333-251185 and 333-252630) of our report dated March 26, 2021, with respect to our audits of the financial statements of ToughBuilt Industries, Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of ToughBuilt Industries, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

March 26, 2021